Exhibit 99.1

Blue Cross Blue Shield Illinois to Cover Trovera™ Liquid Biopsy Tests

BCBS Illinois expands patient access to TroveraTM tests for 8.1million covered lives

SAN DIEGO, CA — August 17, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced today that it has signed an in-network provider agreement with the healthcare network Blue Cross Blue Shield of Illinois (BCBSIL) establishing health benefit access to the full line of Trovagene’s tests and services.

“The agreement with BCBSIL takes us a step further in the execution of our access and reimbursement strategy that includes establishing relationships with leading national and regional payors,” said Bill Welch, Chief Executive Officer of Trovagene. “We are looking forward to offering oncologists and their patient’s access to our Trovera™ urine and blood based liquid biopsy tests and enabling personalized cancer care.”

Trovagene now has contracts with payors covering approximately 168 million lives.  Increasing patient access by contracting with payors is one of the critical strategic components that support the adoption of Trovagene’s clinical testing in late-stage solid tumor cancers.

About Blue Cross Blue Shield Illinois

With 8 million members, BCBSIL, a division of Health Care Service Corporation, a Mutual Legal Reserve Company, is the largest health insurance company in Illinois. Begun in 1936 in Chicago, BCBSIL remains member owned rather than publicly traded, and is committed to promoting the health and wellness of its members and its communities, fostering greater access to care, and working to lower the overall cost of care while improving care quality and patient outcomes.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene’s strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com